Exhibit 11.2

Inside and Confidential Information Management Policy

(This Policy is applicable to Up Fintech Holding Limited and all its affiliated entities within the scope of its consolidated financial statements)

Table of Content

Section 1 Overview		3
Section 2 Definitions		3
2.1	Confidential Information	3
2.2	Inside Information	3
2.3	Proprietary Information	4
2.4	Insider Dealing and Tipping	5
Section 3 Operation of Chinese Walls and Information Barriers		5
3.1	General	5
3.2	Employees above the Wall	5
3.3	Support Areas	6
Section 4 Enforcement of Chinese Walls and Information Barriers		6
4.1	Safeguarding Inside and Confidential Information	6
4.2	Avoiding Insider Tipping of Inside Information	7
4.3	Wall Crossing Procedures	7
4.4	The Watch List and Restricted List	7
4.5	Monitoring The Walls	7
Section 5 Wall Crossing Procedures		7
5.1	Bringing Public Side Employees Over the Wall	7
5.2	Wall Crossing Exceptions	9
5.3	Inquiries on A "No-name" Basis	9
5.4	Inadvertent Wall Crossing	9
5.5	Providing Confidential Information to External Parties	10
5.6	Wall-crossing Required by External Parties	10
Section 6 Watch List		10
6.1	The Purpose and Use of the Watch List	10

Exhibit 11.2

6.2	Sources of Watch List Information	10
6.3	Removing From the Watch List	11
Section 7 Restricted List		11
7.1	Purpose and Distribution of The Restricted List	11
7.2	The Restricted List	11
7.3	Restricted List Prohibitions	11
7.4	Exceptions to The Restricted List	11
Section 8 Proprietary Information		12
8.1	“Need to Know” Principle	12
Section 9 Trading Restrictions		12
9.1 Employee Trading		12
9.2 Trading by Entities within the Group		12
Section 10 Training and Certification		13
Section 11 Consequences of Violation		13
Appendix I – Notice of Wall Crossing (Sample Memo)		14
Appendix II – Project Recording Form (Sample)		15

Exhibit 11.2

Section 1 Overview

1.1 The Inside and Confidential Information Management Policy (the “Policy”) governs the handling of inside and confidential information entrusted to Up Fintech Holding Limited and all its affiliated entities within the scope of its consolidated financial statements (collectively, the “Group”) by its clients and from sources within the Group. This Policy is designed to guide all employees, senior management and directors (collectively, “employees”) of the Group in handling information in the utmost professional manner and to protect the Group and its employees from civil or criminal prosecution as a result of the misuse of inside and confidential information.

1.2 The Policy sets out the minimum standards for the Group. Entities that hold financial licenses or qualifications within the Group (hereinafter referred to as "Licensed Entities") shall adopt this Policy with adaptation to any local regulatory requirements. As legal requirements and prevailing standards evolve, the Policy may be updated as necessary. This Policy cannot be written broadly enough to cover all potential situations involving the proper flow of information. In this regard, employees are expected to adhere to not only the terms prescribed in this Policy, but also the spirit of the Policy. In the event an employee is unsure whether a contemplated action conforms to the requirements or spirit of the Policy, the employee should always consult the Group Legal & Compliance Department first.

Section 2 Definitions

2.1 Confidential Information

2.1.1 In the course of performing their daily responsibilities, employees may obtain non-public information related to the Group’s businesses or clients (i.e., Group proprietary information or client information) (“Confidential Information”). Employees may not, during their employment or a period of time thereafter, disclose confidential information, regardless of the source of the information.

2.1.2 Employees should assume that all information obtained in the course of their employment is not public (i.e., confidential information) unless the information has been publicly disclosed by means of press release, wire service, newspaper, proxy statement, prospectus, or in a public filing made with a regulatory agency or is otherwise available from public disclosure services.

2.1.3 Confidential information may only be disclosed internally on a “need to know” basis. A “need to know” may exist where disclosure to the intended recipient is either (i) in the interests of the client for or from whom the information has been obtained; and/or (ii) to facilitate the proper functioning of the Group. All employees are required to consult the Group Legal & Compliance Department if they are not sure whether the information in their possession is public or confidential, or whether it is permissible to disclose or use such information.

2.2 Inside Information

2.2.1 For purposes of this Policy, “inside information” is defined as material, nonpublic information relating to the securities, business, or financial conditions of a corporation, public entity or other issuer of securities. Nonpublic information is “material” when the disclosure of the information would have an impact on the market price of the securities involved or if it is likely that a reasonable investor would consider the information important in making an investment decision. Information may be (i) material to one issuer, but not to another; (ii) material to certain securities of an issuer but not material to all securities of that issuer (e.g., to equity, but not to debt); and (iii) material to certain other securities within the same sector as the affected security. Information is considered as non-public unless it has been publicly disclosed. The definition of

Exhibit 11.2

inside information may vary in different regions and employees should consult the Group or local Legal & Compliance Department to determine whether the information they possess constitutes inside information under their regional securities laws or regulations. Public side employees who believe that they are in possession of material, nonpublic information should immediately contact the Group or local Legal & Compliance Department.

2.2.2 Examples of inside information may encompass the following events and circumstances, whether they have already occurred or are still in the proposal stage, and could potentially transpire in the future:

(1) Transactions such as contests for corporate control, refinancing, tender offers, recapitalizations, leveraged buy-outs, acquisitions, mergers, restructuring or purchases or sales of assets;

(2) Dividend increases or decreases;

(3) Earnings or earnings estimates and changes in previously released earnings or earnings estimates;

(4) Offerings of securities by private or public entities, including plans to offer securities, cancellations of planned offering and changes in the timing or terms of offerings;

(5) Transaction by a company relating to its own securities, including share repurchase program and derivatives transaction;

(6) Write-down of assets;

(7) Expansion or curtailment of operations;

(8) Increases or declines in amounts of orders;

(9) New products, discoveries and inventions;

(10) Borrowing and charges to reverse for bad debts;

(11) Actual or threatened litigation;

(12) Liquidity problems;

(13) Financing needs;

(14) Management developments;

(15) Changes of ratings of debt securities;

(16) Investigations or actions by government or regulatory authorities; and

(17) Other events that will affect the financial markets or a particular industry in a significant way.

2.2.3 The above examples are not all-inclusive, and there are other types of information, events, or circumstances, which may constitute inside information.

2.3 Proprietary Information

2.3.1 Most of the information possessed by employees is proprietary to the Group. Proprietary information includes but is not limited to (i) unpublished research information, opinions, and recommendations; and (ii) information relating to the Group’s proprietary trading activity, security positions, investment strategies, customer orders or activities. To protect the Group’s interests, employees should keep proprietary information confidential unless the disclosure of such information has been approved by Group management. In addition, if an employee is unsure whether the use of Group proprietary information is for proper business purposes, the employee should always consult the Group Legal & Compliance Department.

Exhibit 11.2

2.4 Insider Dealing and Tipping

2.4.1 It is a violation of the relevant securities laws and regulations to purchase or sell, or to induce or recommend to another person to purchase or sell, a security while in possession of inside information. Trading while in possession of inside information is known as “insider dealing” or “insider trading”. Disclosing such information to others who then trade on the information is known as “insider tipping”.

Section 3 Operation of Chinese Walls and Information Barriers

3.1 General

3.1.1 The Group has implemented Chinese Walls throughout the Group in varying degrees and for various purposes. To manage different types of material non-public information (“MNPI”) within the Group, Chinese Walls separate private side businesses from public side businesses.

3.1.2 Private side employees refer to employees who have routine or ongoing access to MNPI. Employees classified as private side are restricted from personal and firm trading in securities for which they have MNPI. In effect, once classified as private side, the employees are deemed as possessing MNPI. In this Policy, private side employees include those from departments involved in investment banking business.

3.1.3 Public side employees are employees that generally do not have access to MNPI on a routine basis. If private project requires the cooperation from the public side employees, or in the case where public side employees need to obtain certain access/ information from the private project, that employee is supposed to be reported to Control Room to apply for Wall Crossing. After the public side employees are brought over the wall, they will be deemed as private side employees and thus are required to comply with the trading restrictions until the information they obtained from the private project has been publicly disclosed by means of press release, wire service, newspaper, proxy statement, prospectus, or in a public filing made with a regulatory agency or is otherwise available from public disclosure services.

3.1.4 Public side business areas should have a certain degree of physical separation from private side business areas. If the Group plans to relocate an existing department or set up a new department, please consult the Group Legal & Compliance Department to ensure proper physical placement, security controls and information technology infrastructure.

3.1.5 The primary purpose for implementing Chinese Walls and separating public side/private side is to ensure public side employees acting upon public information (e.g., conducting trades or publishing research reports based on public information) are not exposed to any private side information without first obtaining the requisite approvals. Additional information barriers may exist within private side and public side businesses to ensure that inside information is only accessed by employees who have a bona fide need to know. In some instances, certain business areas may conduct both private side and public side business simultaneously. Moreover, the Group may also designate certain business areas for private side’s use. In those situations, the Group may implement additional information barriers and procedures to monitor the flow of information between the private side business and the public side business.

3.1.6 In certain situations, the Group may also implement information barriers designed to prevent the flow of information between certain affiliated companies within the Group to ensure that the voting and investing powers of those entities are exercised independently. Restricting the flow of certain type of information may also prevent violations of certain securities laws and other regulatory initiatives.

3.2 Employees above the Wall

3.2.1 Under some special circumstances, certain MNPI is allowed to be provided on a

Exhibit 11.2

need-to-know limited basis without going through the over-the-wall process, to those that can be classified as “above-the-wall” employees. Certain employees within the Group, such as members of senior management, legal, compliance, finance and internal audit, may obtain inside information from employees involved in various businesses from both the public and private sides of the Chinese Wall when performing their overall management or routine duties. As a result, these employees are designated as being “above” the Chinese Walls (“above-the-wall employees”). Although above-the-wall employees may not participate in specific sales, trading or research decisions, they may manage or affect other employees who directly supervise those activities. Above-the-wall employees must recognize that when they are in possession of inside information or MNPI, they are obligated to ensure that such information is not conveyed to other employees.

3.3 Support Areas

3.3.1 Employees from supporting functions (e. g., operational, technological support) within the Group generally belong to the public side employees and should not be given access to inside information unless they have a bona fide “need to know”. The employees supporting the Group's businesses shall adhere to requirements related to the businesses they support in this Policy. Employees with any doubt as to whether themselves and relevant information are subject to such restrictions should immediately contact the Group Legal & Compliance Department.

Section 4 Enforcement of Chinese Walls and Information Barriers

4.1 Safeguarding Inside and Confidential Information

4.1.1 Employees must exercise extreme care to avoid disclosing inside and confidential information. In order to do so, employees must adhere to the basic standards of performance in their jobs. Examples of these standards include, but are not limited to the following:

(1) Inside and confidential information may not be disclosed to any person who is on the other side of the wall or is an external party, except as in accordance with the Group’s Wall Crossing procedures or as approved;

(2) Employees working on public areas, trading floors or other shared workspaces should exercise particular caution and should only discuss inside and confidential information in non-public areas such as conference rooms;

(3) Documents containing inside and confidential information must be safeguarded and not be in plain view;

(4) Documents containing inside and confidential information must be kept locked in drawers or cabinets;

(5) Documents containing inside and confidential information must be safeguarded when such documents are taken outside the office;

(6) Documents containing inside and confidential information must not be left in conference rooms;

(7) Inside and confidential information should not be discussed in public areas where conversations may be overheard;

(8) Computer terminals used or involved in office activities should be promptly locked off and not left unattended overnight or for extended periods of time;

(9) Information used or involved in office activities such as “log-in” or “password” should not be disclosed to others; Visitors should not wander unescorted or without approval through Group’s premises;

(10) Code names should be used when inside and confidential documents are being prepared or distributed;

Exhibit 11.2

(11) Documents containing inside and confidential information should be shredded when such documents are superseded or no longer necessary or required;

(12) Copying of documents containing inside and confidential information should be limited and distributed to employees on a need-to-know basis only.

4.2 Avoiding Insider Tipping of Inside Information

4.2.1 Employees will ordinarily obtain inside information from a client in connection with services being provided by the Group to the client. Employees may also receive “tips” of inside information, which are generally defined under the securities laws as a selective disclosure of inside information by a corporate insider where the insider expects to receive some form of quid pro quo or personal or monetary benefit by conveying the information. Employees should be particularly on guard for instances of suspecting “tipping” and should promptly report such behavior to their immediate supervisor and the Group Legal & Compliance Department.

4.3 Wall Crossing Procedures

4.3.1 The Group has adopted wall crossing procedures to restrict the flow of inside and confidential information. Please see section below for details.

4.4 The Watch List and Restricted List

4.4.1 The Group utilizes a highly confidential Watch List of certain companies that the Group is serving and about which the Group may possess inside information. The Watch List is used to conduct surveillance of trading activity and research product to ensure that the information barriers are functioning properly. The contents of the Watch List are known only to a limited number of employees (e.g., the Compliance Department – Control Room) and no attempt should be made by any of other employees to determine what companies are on the Watch List.

4.4.2 The Group also maintains an internal list of restricted companies referred to as the Restricted List. The Restricted List is designed to prevent the misuse of or the appearance of misuse of inside information by limiting the activities of the Group relating to the restricted companies for a finite period. The Restricted List is used when securities laws, regulations or Group policy prohibits the Group from engaging in certain types of solicitations and trading before/after a transaction becomes public. Such limitations depend on (i) when the inside information possessed by the Group is publicly disseminated; and (ii) the amount of time necessary for the financial markets to absorb the information.

4.5 Monitoring The Walls

4.5.1 As part of its responsibilities, the Group Legal & Compliance Department, where appropriate, may make inquiries and/or conduct investigations into the safeguarding and misuse of inside and confidential information. The Group Legal & Compliance Department will document any investigations it undertakes, including, as appropriate the name of the company, the dates of the investigation, the identity of the employees involved, the identity of any counterparties to transactions, and a summary of the disposition of the investigation.

Section 5 Wall Crossing Procedures

5.1 Bringing Public Side Employees Over the Wall

5.1.1 Before or during business operation, employees on the private side of the wall may need to solicit the expertise and advice of an employee on the public side of the wall. The private side employee must carefully consider whether the need to disclose the information to the public side employee outweighs the risks and consequence of bringing him or her over the wall (including the

Exhibit 11.2

fact that the transaction activities of the person brought over the wall will be limited after receiving inside information).

5.1.2 When any employee on the public side is brought over to the private side, herein referred to as being brought "over the wall", the following procedures must be followed.

5.1.3 Before bringing the public side employee over the wall, the private side employee must specify the department, e-mail address, the role that the public side employee takes in the project and the date when public side employee joined the project while filling out the Project Recording Form (see Appendix II), whereby the project turns into a Wall Crossing Project. The Project Recording Form shall contain the following information:

(1) Project Code

(2) Project Start Time

(3) Project End Time (Expected)

(4) Project Type

(5) Chinese Full Name of the Involved Company

(6) English Full Name of the Involved Company

(7) Stock Code

(8) Involved Entity

(9) Project Role

(10) Name of Project Participants, Department, E-mail Address, the Role Taken in the Project and Date of Joining the Project

(11) Whether the Project Has Involved External Parties

(12) Any Non-Disclosure Agreement Signed with External Parties

5.1.4 After the private side employee submitting the Project Recording Form to the Compliance Department – Control Room for record, Control Room will then send out a Wall Crossing Notification Email (see Appendix I) to the public side employees for approval. The public side employee should confirm by a return email or click the confirm button in the email that he or she understands and agrees with the notice conditions before accessing the project information, otherwise, the public side employee shall promptly inform the corresponding employees of private side or control room.

5.1.5 When bringing a public side employee over the wall, the private side employees should preface the conversation by cautioning that they wish to provide certain information that will bring the public side employee "over the wall". If the public side employee / private side employee is unsure whether they should be provided with/ provide the inside information, the conversation should be terminated before any information is disclosed, and the supervisors of the private side and the public side employees, as well as the Group Legal & Compliance Department, should be promptly notified. Once over the wall, the public side employee will be treated similarly to any other employee on the private side of the wall. The wall-crossed employee must treat and safeguard any inside information conveyed to him or her as set forth in this Policy and other procedures implemented by the Group. In particular, the wall-crossed employee is prohibited from trading in, writing research articles/reports or advising about, or communicating information about any securities or companies with respect to which the information is relevant. If the wall-crossed employee works in public areas or shares workspaces such as a trading desk, he or she must be especially careful in the use and treatment of inside information. Disclosure of inside information to the wall-crossed employee should be limited to information that is necessary to accomplish the purpose of bringing the employee over the wall. Disclosure of non-essential information to the wall-crossed employee, such as long-term transactions or information that will not become public during

Exhibit 11.2

the project, could result in restrictions being placed on the activities of the wall-crossed employee for an indefinite period of time. After the private side project is officially closed, the initiator of the project is required to promptly notify the Control Room. The Control Room will proceed with follow-up monitoring work and notify the employee brought over the wall when he or she is released from the private side of the wall. The Control Room will maintain the approved Project Recording Forms.

5.1.6 In the case where employees from Licensed Entities participate in projects initiated by employees from non-Licensed Entities of the Group, it is also required to bring these Licensed Entities’ employees over the wall as if they were on the public side in accordance with the above process before any inside information may be disclosed to them. After receiving the Wall-Crossing application, Control Room will also notify the compliance officers of each relevant Licensed Entity for follow-up monitoring and controlling process. Participants from Licensed Entities are also required to comply with their local confidential policy.

5.2 Wall Crossing Exceptions

5.2.1 In the case where a public side employee (e.g., Customer Service employee) has access to confidential information passively in the course of ongoing communications with customers who have inside information, processing large customer orders or processing institutional investor information, the public side employee shall inform the Control Room and initiate the Wall-Crossing process Once the Wall-Crossing process is initiated, the public side employee will be treated as a private side employee and should be subject to this Policy strictly.

5.2.2 In principle, communication between private side employees and public side employees are not precluded by this Policy with respect to public information. In fact, it may be in a client’s best interest for private side employees to discuss given situations with public side employees who may be able to contribute useful public information to the client. Public side employees, such as those in sales or trading may offer a detailed analysis or perspective of publicly available information (e.g., concerning a client, its securities, or the market).

5.3 Inquiries on A "No-name" Basis

5.3.1 At times the private side employee may wish to consult the public side employee on a "no-name" basis (for example, by making a request for information but not disclosing the name of the client or other client identifying information, thus generally will not result in bringing the public side employee over the wall). This procedure is permitted only when there is no reasonable possibility that the public side employee would be able, by the nature of the inquiry, to determine the identity of the client or the substance of the inside information. In certain smaller or more defined markets or areas of business, private side employees must be particularly careful that the inquiries do not disclose signal to the public side employee the identity of the client or the substance of the inside information. If there is any reasonable possibility that this would occur, the public side employee should be brought over the wall in accordance with the procedures set forth above.

5.4 Inadvertent Wall Crossing

5.4.1 In certain occasions, if an employee believes he or she has learned inside information other than in the ordinary course of business nor under the Wall Crossing Procedures as set out herein, such employee must immediately contact the Control Room. Such employee is said to be inadvertently brought over the wall, e.g. receiving inside information when meeting with company management in company visits or receiving inside information from a source unconnected with the daily routine work, such as social contacts. If the Control Room determines that the public side individual has received inside information, they will issue a Notice of Wall Crossing (see Appendix I) to advise the individual of their insider obligations. Such wall crossing details should be recorded in the Wall Crossing Log.

5.4.2 Retrospective approval is not required but the Control Room should notify the supervisors of

Exhibit 11.2

the wall-crossed employee.

5.5 Providing Confidential Information to External Parties

5.5.1 On some occasions, employees may need to get in touch with external parties and provide confidential information. Before disclosing confidential information to external parties, employees should consider whether it is necessary for external parties to know this information, the possibility of external parties trading on this information and whether the disclosure of such information is prohibited or restricted by applicable law. Additionally, employees shall require external parties to sign a written Non-Disclosure Agreement to restrict behaviors such as sharing, disclosing, and trading on such confidential information by external parties or their employees, advisors and other representatives. Only after the Non-Disclosure Agreement is signed can the employee provide the confidential information to the external parties. If employees have any difficulties in making the above evaluations, they shall consult the Group Legal & Compliance Department in time.

5.6 Wall-crossing Required by External Parties

5.6.1 In certain occasions, employees may need to receive inside information from external parties. Employees should seek approval from Control Room before agreeing on wall crossing as requested or required by external parties or accepting any wall crossing conditions as provided by such external parties. Control Room would take follow up actions on recording and monitoring of such external wall-crossing requirements. Control Room should issue a Wall Crossing Notification (Appendix I) to advise the public side employees of their insider obligations. Wall Crossing Procedures can be found in Section 5. Wall crossing information should be recorded in the Wall Crossing Log by the Control Room.

Section 6 Watch List

6.1 The Purpose and Use of the Watch List

6.1.1 The Watch list is a highly confidential list of companies maintained by the Compliance Department – Control Room for the purpose of monitoring the enforcement of Chinese Walls and Information Barrier. The Watch List may not be discussed, copied, or distributed to any person without the prior approval of the Group Legal & Compliance Department.

6.2 Sources of Watch List Information

6.2.1 The Group may receive inside information from its capital markets business. Also, individual employees in the course of their duties may become aware of inside information. It is the responsibility of employees to promptly notify the Control Room if they come into possession of inside information about a company, including, but not limited to, the following circumstances:

(1) The Group company is considering participating in or has agreed to participate in an offering of securities, a distribution of securities or loans prior to a public announcement;

(2) The Group company has discussions concerning a possible investment banking assignment (such as a refinancing, financing, restructuring, tender offer, merger, acquisition, leverage buy-out, contest for corporate control, or purchase or sale of substantial assets);

(3) An employee has received or disclosed inside information in breach of the Group’s Chinese Walls and Information Barrier procedures: and

(4) Any other situation where the Group has received inside information and where the information may be disseminated outside of a single business unit within the Group, other than on a “need to know” basis.

Exhibit 11.2

6.2.2 If there is any doubt as to whether certain information constitutes inside information (for the purposes of determining whether to include relevant companies on the Watch List), the employee must consult the Control Room. The decision to include a company on the Watch List is ultimately the responsibility of the Control Room.

6.3 Removing From the Watch List

6.3.1 The employee who notifies the Control Room to add a company to the Watch List is responsible for promptly informing the Control Room when a company should be removed from the Watch List. Generally, the removal of a company from the Watch List is warranted when the information possessed by the Group is no longer deemed material or non-public in nature or when it has aged to the point where it is no longer relevant. Removal of a company from the Watch List is also warranted when the Group is no longer involved in the deal or when the probability of a transaction occurring is no longer high enough for the Compliance Department to continue monitoring relevant activities.

Section 7 Restricted List

7.1 Purpose and Distribution of The Restricted List

7.1.1 The Restricted List is a confidential list of companies in connection with which certain restrictions apply in handling customer orders, trading for proprietary accounts, trading for employee and employee-related accounts, and other activities.

7.2 The Restricted List

7.2.1 The Control Room will update the Restricted List and applicable restrictions (e.g., REG M restriction) at times based on project reporting and relevant regulatory requirements. The Control Room will notify all employees via email of any changes to the Restricted List.

7.3 Restricted List Prohibitions

7.3.1 Prior to soliciting a purchase or sale or placing an order for the purchase or sale of securities, employees should check the Restricted List to determine whether the securities of the company have been restricted. If a company is listed on the Restricted List, the following activities in the securities of the company are typically prohibited:

(1) Proprietary trading;

(2) Solicitation of customer orders and any recommendation to buy, sell, or hold the company's securities;

(3) Transactions for any employee or employee-related account; and

(4) The release of research information, recommendations, or opinions.

7.3.2 A company may be placed on the Restricted List for various reasons which may not be disclosed and no inferences should be drawn as to a company’s inclusion on the Restricted List.

7.4 Exceptions to The Restricted List

7.4.1 The Control Room may grant exceptions on a case-by-case basis.

Exhibit 11.2

Section 8 Proprietary Information

Employees may not use proprietary information for their own benefit and may not disclose it to any person inside or outside of the Group, except for the use or disclosure of information in the course of their authorized job responsibility. Information pertaining to customer orders, activities, and finances is confidential. In providing this information to the Group, customers generally have an expectation that (a) neither the Group nor their employees will use information for their own benefit (for example, by “frontrunning”), and (b) the Group and their employees will maintain the confidentiality of the information.

8.1 “Need to Know” Principle

8.1.1 As a general rule (with certain exception, see below), proprietary and confidential information, whether or not pertaining to a client or the Group, should never be communicated to anyone other than employees of the Group who have a legitimate “need to know” and where appropriate, to the participants involved in a specific transaction. In addition, such information should only be communicated within the Group and to the consultants/ cooperators (such as external legal counsels and accountants), if the recipient has a legitimate “need to know”.

8.1.2 Judgments as to who “needs to know” about a particular transaction or information about a client will depend on the facts and circumstances and in most cases will be made by the supervisor assigned to the transaction or client. Justification for communicating proprietary or confidential information DOES NOT exist simply because the information is helpful to another person in activities which are unrelated to the transaction or client for which the information was obtained. Examples of others within the Group who may need to know include member of Senior Management, finance, legal, compliance, and internal audit.

8.1.3 In the event that proprietary or confidential information is shared on a “need to know” basis, the recipient of such information should be advised of its proprietary or confidential nature, that it is given solely for the purpose of fulfilling his or her responsibilities in connection with the client or proposed transaction and that it is not to be disclosed in any other form to any other person.

Section 9 Trading Restrictions

Entities within the Group and employees of the Group who wish to trade in financial products are required to comply with all applicable laws, regulations and requirements from regulatory authorities relating to the trading of financial products, in addition to meeting the following requirements:

9.1 Employee Trading

9.1.1 Employee trading shall be subject to the requirements and restrictions set out in the Group's Employee Trading Management Policy.

9.2 Trading by Entities within the Group

9.2.1 UP Fintech Holding Limited and all affiliated entities within the scope of its consolidated financial statements are required to report to Control Room before conducting any transactions (including but not limited to purchases, sales and repurchases, etc.) and/or other operations (including but not limited to mortgages/pledges, gifts/donations and seasoned equity offerings, etc.) related to TIGR Financial Products (as defined in the Employee Transaction Management Policy), and shall be subject to the applicable procedures required (for example, approval by the Board of Directors and/or senior management) within the entity and the trading window period (if applicable).

Exhibit 11.2

9.2.2 UP Fintech Holding Limited and all its affiliated entities within the scope of its consolidated financial statements are required to comply with the Restricted List when conducting proprietary trading (including but not limited to purchases and sales, etc.) related to Other Financial Products (as defined in the Employee Trading Management Policy), and shall be subject to the applicable procedures required within the entity.

Section 10 Training and Certification

10.1 To ensure employees are familiar with the Group’s Policies and Procedures Governing Inside and Confidential Information, the Group has established the following procedures:

(1) Employees receive the policies and procedures upon hiring and certify their receipt and understanding;

(2) When procedures or policies are revised, employees will be notified;

(3) The Group includes the subject of insider trading in their annual compliance training; and

(4) Employees are required to annually certify their knowledge of and compliance with the Group’s policies.

Section 11 Consequences of Violation

11.1 Violations of this Policy will be treated with the utmost seriousness and will subject the employee to disciplinary actions. Such actions may include, but are not limited to, the imposition of severe sanctions, including the termination or suspension of employment, the placement of employees on leave or substantial changes in an employee’s duties and responsibilities. Employees may also be placed on leave pending investigations into whether he or she has violated the Policy.

Exhibit 11.2

Appendix I – Notice of Wall Crossing (Sample Memo)

Subject: [Wall Crossing Notification – Project Name] or [Inadvertent Wall Crossing]

Dear Recipient,

Expiration Date: To Be Notified by Control Room Effective Date:

While in possession of inside information, the wall crossed individuals MUST NOT:

(1) Trade in or make trading decisions in personal account, company house account or discretionary client account in all securities of an issuer to which the inside information directly relates, including equity, debt, convertibles, options and other derivative securities and, advise or solicit others in trading or refrain to trade in any other securities of such issuer;

(2) Issue research report (other than permitted pre-deal research), distribute commentaries or any other communications referencing the issuer and its securities to others who are not involved in the transaction;

(3) Alert others who are not involved in the transaction on the imminent transaction nor discuss the issuer;

(4) Share the inside information with others outside the deal team without going through appropriate procedures;

(5) Notify clients of your wall crossed status, discuss or comment on the reason for cannot discuss the subject company; and

(6) Engage in any other activities that are subject to conflicts of interest while in possession of such inside information.

You should adhere to the Inside and Confidential Information Policy. Please reply to this email or choose Confirm through the VOTE button for your confirmation. If any doubt, please kindly consult the Control Room (controlroom@itiger.com) of Legal and Compliance Department.

Thank you for your attention.

With regards,

Tiger Group Legal and Compliance Department – Control Room

Exhibit 11.2

Appendix II – Project Recording Form (Sample)

Project Recording Form
Reported By:
Project Code
Start Time
Expected End Time
Project Type
Chinese Full Name of the Involved Company
English Full Name of the Involved Company
Stock Code
Involved Entities
Project Role
Whether External Parties involved
If any Non-Disclosure Agreement sighed
Project Participants	Name list
	Name	Department	Role	Email Address	Date of Joining the Project